Exhibit 99.1

FEDERAL HOME LOAN BANK OF DALLAS

AUDIT COMMITTEE CHARTER

I.    Organization

A.    Membership

The Audit Committee (“Committee”) of the Board of Directors (“Board”) of Federal Home Loan Bank of Dallas (“Bank”) shall consist of at least five Board members, each of whom shall meet the criteria of independence set forth below. Membership on the Committee shall include, to the extent practicable, a balance of representatives from community financial institutions and other members, and independent and member directors (both as defined in the Federal Home Loan Bank Act, 12 U.S.C. 1427). In order to provide continuity and experience, Committee members should serve staggered terms. At least one member of the Committee shall have extensive accounting or related financial management experience. On an annual basis, the Board shall select the members of the Committee, the Committee Chair and Vice Chair in accordance with the Bylaws of the Bank ("Bylaws"). In the Chair's absence, the Vice Chair will serve as Chair of the Committee. In the absence of both the Chair and Vice Chair, a majority of the Committee members present at a Committee meeting will select a member of the Committee to serve as the Chair for the meeting.

Members of the Audit Committee will be considered sufficiently independent if they have no disqualifying relationship to the Bank or its management that may interfere with the exercise of their independent judgment from management. Examples of such relationships include, but are not limited to:
1.    Being employed by the Bank for the current year or any of the past five years.
2.    Accepting any compensation from the Bank other than compensation for Board service.
3.    Serving or having served in any of the past five years as a consultant, advisor, promoter, underwriter, or legal counsel of or to the Bank.
4.    Being an immediate family member of an individual who is, or has been in any of the past five years, employed as an executive officer of the Bank.

B.    Meetings and Minutes

The Committee shall meet at least twice annually with both the internal and external auditors. The Committee shall meet in executive session with both the internal and external auditors at least twice annually. Regularly scheduled meetings may be held without notice, but the Committee Chair may direct the giving of five days’ notice of such meetings to the Committee members. The Chair may call additional meetings with at least one day’s prior notice to each Committee member. Such notice will specify the day, time, and place of the meeting, any relevant instructions for participation in the meeting, and the purpose(s) of the meeting. Additional meetings may also be held on any day and at any time and place without prior notice if all members of the Committee are present and two-thirds of the members of the Committee consent to the scheduling of the meeting.

An agenda and written minutes should be prepared for each meeting and a copy forwarded to the Federal Housing Finance Agency. Minutes of Committee meetings will be recorded by the Corporate Secretary or the Corporate Secretary's designee. Minutes should include a summary of all matters discussed in executive session. The Committee’s Chair will report regularly to the Board on the Committee’s activities, and minutes of the Committee’s meetings will be provided to the Board. The quorum and voting requirements for the Committee will be as provided in the Bylaws.

C.    Resources

The members of the Committee will have access to any employees of the Bank. The Committee may conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Bank will provide appropriate funding as determined by the Committee for the payment of compensation to the external auditor, to any independent advisors or counsel engaged by the Committee, and for other appropriate administrative expenses of the Committee that are necessary for the Committee to carry out its duties, as determined by the Committee.

II.    Mission and Purpose of the Committee

The Board has created the Committee to assist the Board in fulfilling its oversight responsibilities for: (A) the integrity of the Bank’s financial statements; (B) the establishment of adequate control and governance processes; (C) the Bank’s compliance with legal and regulatory requirements; (D) the independent auditors’ qualifications and independence; (E) the performance of the Bank’s internal audit function and independent auditors; and (F) the Bank’s compliance with internal policies and procedures.

III.    Duties and Responsibilities of the Committee

The Committee’s duties and responsibilities are as follows:

Financial Reporting

1.Directing senior management to maintain the reliability and integrity of the Bank’s accounting policies and financial reporting and disclosure practices.

2.Reviewing the basis for the Bank’s financial statements and the external auditors’ opinion rendered with respect to such financial statements (including the nature and extent of any significant changes in accounting principles or their application). This review includes discussions with the external auditors and required communications under AICPA and PCAOB standards.

3.Ensuring that policies are in place that are reasonably designed to achieve disclosure and transparency regarding the Bank’s true financial performance and governance practices.

4.Assessing the impact of new accounting principles or policies promulgated by the accounting profession or proposed by Bank personnel.

5.Reviewing with legal counsel any legal matters that could have a significant impact on the Bank’s financial statements, compliance with applicable laws and regulations and inquiries received from regulators.

6.Prior to public release, reviewing with management and the external auditor and approving the Bank’s annual and quarterly financial statements to be filed with the SEC.

7.Reviewing (a) the Bank’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (b) any certifications filed with the SEC by the Bank’s officers regarding the Bank’s financial statements, internal accounting and financial controls and procedures, and disclosure controls and procedures.

8.Recommending to the Board for the Board’s approval the audited financial statements to be included in the annual report on Form 10-K filed with the SEC.

9.Discussing and approving earnings press releases with management prior to their issuance.

10.Overseeing that management establishes, implements, and maintains accounting policies and procedures that are in compliance with applicable law, regulation, guidance, and industry standards, including U.S. GAAP and other applicable reporting and disclosure standards.

Internal Control and Risk Management

11.Ensuring that senior management has established and is maintaining an adequate internal control system within the Bank by reviewing the Bank’s internal control system and the resolution of any identified material weaknesses or significant deficiencies in the internal control system, including but not limited to the prevention or detection of management override or compromise of the internal control system; evaluating management’s response to audit findings and reports; and reviewing the programs and policies designed to ensure compliance with applicable laws, regulations and policies and monitoring the results of these compliance efforts.

12.Ensuring that risk management systems are effective.

13.Reviewing audit reports and holding discussions with the internal and external auditors, Federal Housing Finance Agency (“Finance Agency”) examiners, and the Bank’s management.

14.Following-up on implementation by management of audit recommendations and other issues tracked by the Internal Audit Department.

Oversight of the Internal Audit Function

15.Selecting, evaluating, and where appropriate replacing the Chief Audit Executive. The Chief Audit Executive may be hired or removed only with the approval of the Audit Committee. The Chief Audit Executive shall report directly to the Audit Committee and is ultimately accountable to the Audit Committee and the Board. The Chief Audit Executive shall report administratively to the President. The Audit Committee shall assess the performance and determine the compensation of the Chief Audit Executive. Evaluations shall be based on audit reports submitted and on discussions with management, the external auditors, and the Finance Agency’s examiners.

16.Reviewing the scope of audit services required, significant accounting policies, significant risks and exposures, audit activities, and audit findings.

17.Determining that no restrictions are imposed upon audit scope.

18.Evaluating and approving the annual audit plan (including any subsequent significant changes), the staffing (including staff experience, professional certifications held, and training received), and the budget for the Internal Audit Department to ensure the department has sufficient resources to accomplish its objectives. In evaluation of the annual audit plan, the Audit Committee shall confirm that the scope of Internal Audit’s activities is appropriate including the extent to which internal auditors review the security for computer systems, facilities, and backup systems.

19.Annually, reviewing and evaluating the performance of the Internal Audit Department by monitoring the accomplishment of audit goals and objectives.

20.Evaluating and ensuring the independence and objectivity of the internal auditors.

21.Annually, reviewing and approving the charter of the Internal Audit Department.

22.Ensuring the compensation for the Chief Audit Executive and the internal audit staff includes appropriate focus on performance activities rather than the financial performance of the Bank.

23.Meeting periodically with the Chief Audit Executive.

Oversight of the External Audit Function

24. Appointing, retaining, compensating and overseeing the work of the external auditor. Approving the external auditor’s annual engagement letter. The external auditor shall report directly to the Audit Committee.

25.Reviewing and approving the annual audit plan of the external auditors, including approval of the external auditors’ engagement letter. Review of the annual audit plan of the external auditors shall include an evaluation of the extent to which external auditors review the security for computer systems, facilities, and backup systems.

26. Annually, evaluating the performance of the Bank’s external auditors.

27.Determining that no restrictions are imposed upon audit scope.

28.Evaluating the independence of the external auditors and requiring an annual statement of independence from the external auditors.

29.Annually, reviewing the internal quality control procedures of the external auditor, and any material issues raised by the most recent internal quality-control review or peer review or by any governmental or professional inquiry or investigation within the preceding year regarding any audit performed by the independent auditors and any steps taken to deal with such issues.

30.Setting clear hiring policies for employees or former employees of the external auditor and monitoring compliance with such policies.

31.Requiring that the independent auditor rotate the lead partner and the partner responsible for reviewing the audit at least every five years.

32.Receiving, reviewing and discussing reports from the external auditor on critical accounting policies and practices used, all alternative treatments of financial information within U.S. GAAP relating to material items that have been discussed with management, ramifications of the use of each alternative treatment, and the treatment preferred by the external auditors.

33.Reviewing with the external auditor any difficulties the auditor encountered and management’s response.

34.Ensuring that all audit and non-audit services provided by the external auditors are pre-approved in accordance with the Committee’s Audit and Non-Audit Services Pre-Approval Policy.

35.Approving the appointment, compensation, renewal, termination and oversight of any accounting firm that performs review or attestation services for the Bank.

36.Meeting periodically with the external auditor.

Governance Oversight Responsibilities

37.Monitoring compliance with the Bank’s Code of Conduct and Ethics for Employees, Code of Ethics for Financial Professionals, Anti-Fraud and Anti-Money Laundering Policy, Whistleblower Policy, and the Code of Conduct and Ethics and Conflict of Interest Policy for Directors. Coordinating the investigation of conflicts of interest and unethical conduct with the Chief Audit Executive and General Counsel, including appropriate reporting to the Finance Agency.

38.Reviewing the policies established by senior management to assess and monitor implementation of the Bank’s strategic business plan and the related operating goals and objectives.

39.Conducting or authorizing investigations into any matter within the Audit Committee’s scope of responsibilities. Establishing procedures for (a) the receipt, retention and treatment of complaints received by the Bank regarding accounting, internal controls, or auditing matters, and (b) the confidential anonymous submission by employees of the Bank of concerns regarding questionable accounting or auditing matters.

40.Assuring the Bank has policies in place to notify the Finance Agency of any accounting treatments or policies identified as having significant legal, reputation, or safety and soundness risk with a focus on accounting treatments or policies that do not employ U.S. GAAP or preferred methods.

41.At least annually, reviewing, with appropriate professional assistance, the requirements of laws, rules, regulations and guidelines that are applicable to its activities and duties and providing to the Finance Agency’s Chief Accountant the materials and procedures employed in such review.

42.Reviewing and approving transactions with related persons as described in the Bank’s Transactions with Related Persons Policy.

43.Reviewing and discussing policies with respect to risk assessment and risk management.

44.Meeting periodically with management of the Bank.

45.Assuring that management provides the Committee with adequate information and reports to carry out its duties and responsibilities.

46.No less frequently than every two years, assessing the need for an independent consultant or accounting firm to conduct an evaluation of one or more accounting policy areas, and reporting the findings to the Board, senior management, and the Finance Agency’s Chief Accountant. If the Audit Committee determines the results of the assessment warrant a targeted evaluation, the Committee should then consider the appropriate form and scope of the engagement (for example, agreed-upon procedures, review, etc).

Reporting Responsibilities

47.Providing an independent, direct channel of communication between the Board and the internal and external auditors. The Chief Audit Executive, internal audit department staff, and external auditors shall have unrestricted access to the Audit Committee without the need for any prior management knowledge or approval. The internal and external auditors will meet periodically with the Committee in executive session without management present.

48.Conducting an annual self-evaluation of the performance of the Committee, including its effectiveness and compliance with this Charter and providing a report to the Board.

General Duties and Responsibilities

49.Reviewing and assessing the adequacy of the Audit Committee Charter not less frequently than annually and, where appropriate, recommending to the Board for its approval changes to such charter.

50.Recommending to the Board that the Board re-adopt the Audit Committee Charter no less often than every three years.

51.Reporting periodically its findings and decisions on various matters to the Board.

IV.    Incidental Authority

The duties and responsibilities set forth above in section III are not meant to be exclusive. The Committee is authorized to carry out the duties and responsibilities set forth in section III and such other duties and responsibilities assigned by the Board of Directors from time to time or required by statute or regulation, and to take any actions incidental to the mandate of this Charter.

V.    Subcommittees

The Committee may carry out its work and discharge its duties and responsibilities through such subcommittees as it may from time to time establish.

This Audit Committee Charter was reviewed and adopted by the Board of Directors on June 15, 2023.